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OTTAWA FINANCIAL CORPORATION  245 Central Avenue, Holland,
MI 49423-3298/(616)393-7000

                                                    [OTTAWA LOGO]

FOR IMMEDIATE RELEASE
November 13, 1998


                           CONTACT:  Gordon L. Grevengoed, President
                                     (616) 393-7001


                        OTTAWA FINANCIAL CORPORATION
               ANNOUNCES GREVENGOED'S RETIREMENT AND SUCCESSION

HOLLAND, MICHIGAN, November 13, 1998 - Gordon H. Cunningham, Chairman of the Board of Ottawa Financial Corporation, announced today that Gordon L. Grevengoed, Vice Chairman of the Board, President and CEO of the Corporation, will retire effective December 31, 1998. Mr. Grevengoed will also retire as Vice Chairman and CEO of AmeriBank at the same time. AmeriBank is a wholly owned subsidiary of Ottawa Financial Corporation. Mr. Grevengoed has been with the Bank for 42 years and has been the President and CEO of Ottawa Financial Corporation since its incorporation in 1994. He will continue to serve as a member of the Board of Directors of both the Corporation and the Bank.

The Board of Directors appointed Douglas J. Iverson as CEO and Vice Chairman of the Board of both Ottawa Financial Corporation and AmeriBank, effective January 1, 1999. The Board of Directors also appointed Ronald L. Haan as Chief Operating Officer and President of the Corporation and AmeriBank.

Mr. Cunningham stated: "The Board of Directors is fortunate to have two very talented individuals to lead the Company as we move into the new millennium. Both of these men are experienced, extremely gifted, and are well regarded in their communities and in the financial arena."

Mr. Iverson has been with AmeriBank for 26 years and President since February 1996. He has also been the Executive Vice President of Ottawa Financial Corporation since its incorporation in 1994. Mr. Haan had been President of the former AmeriBank prior to the acquisition by Ottawa Financial Corporation. He has been the Senior Vice President of Ottawa Financial Corporation and the Executive Vice President and Chief Operating Officer of the Bank since the merger in February 1996.

AmeriBank, the sole subsidiary of Ottawa Financial Corporation, had assets of $930.2 million as of September 30, 1998, and operates with 26 offices in Southwestern Michigan. Ottawa Financial Corporation trades on NASDAQ under the symbol of OFCP.